Exhibit 10.37

CALENDAR 2012 NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation Element	Amount
Board Cash Compensation	Annual retainer - $80,000 [1]
Annual Equity Compensation
Aggregate of $150,000 in value of stock options and restricted stock units determined as follows:

- A number of stock options valued at $50,000 at the time of grant calculated using the Company's stock compensation valuation[2] practices for financial reporting

- A number of restricted stock units calculated by dividing $100,000 by the closing stock price on the date of grant [2]

- Both grants vest as to 25% of the shares subject thereto on the first four quarterly anniversaries of the date of grant

Annual Lead Director Cash Compensation	Additional retainer: $30,000[1]
Committee Member Cash Compensation	Annual retainer: [1] Audit Committee: $15,000 Compensation Committee: $10,000 Nominating and Governance Committee: $10,000
Annual Committee Chair Cash Compensation	Additional retainer: [1] Audit Committee: $15,000 Compensation Committee: $10,000 Nominating and Governance Committee: $10,000

1Directors may elect to receive cash retainers in the form of restricted stock units with value equal to 133% of the forgone cash compensation and which vest in full on the day immediately prior to the annual meeting of stockholders held following the grant date.
2Represents amount of equity granted to Board members elected at annual meetings of stockholders. For members appointed between annual meetings of stockholders, grant amounts are pro rated based upon the time between the last annual meeting of stockholders and the date of appointment.